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                                                                 Exhibit 1(a)(i)

                     AMENDMENT TO THE DECLARATION OF TRUST

               THE ROSE STREET GROUP (FORMERLY THE MICHIGAN FUND)

                                 APRIL 7, 1986

  The undersigned being the sole trustee of The Michigan Fund (the "Trust"), a Massachusetts business trust established by Declaration of Trust dated as of March 25, 1987, do hereby certify that pursuant to paragraph B of Section 10.8 thereof and for the purpose of changing the name of the Trust, the undersigned hereby amend said Declaration of Trust as follows:

  AMENDMENT TO DECLARATION OF TRUST, made as of April 7, 1987, by Stephen G. Mintos (the "Trustee").

  WHEREAS, the Trustee desires to change the name of the Trust to The Rose Street Group:

  NOW, THEREFORE, the Trustee declares that Declaration of Trust shall be amended as set forth below.

  Section I is amended in its entirety by substituting the following in its place:

  This trust shall be known as The Rose Street Group (hereinafter called the "Trust").

  IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Declaration of Trust as trustee and not individually, as of the 7th day of April, 1987.


                                  /s/ STEPHEN G. MINTOS
                                  ---------------------------
                                  STEPHEN G. MINTOS


STATE OF OHIO:
COUNTY OF FRANKLIN:


  On this 7th day of April, 1987, Stephen G. Mintos, known to me and known to be the individual described in and who executed the foregoing instrument, personally appeared before me and acknowledged the foregoing instrument to be his act and deed.

                                   /s/ BETH A. HOOVER
                                   ----------------------------
                                   Notary Public
My Commission Expires:

September 25, 1989
---------------------------
(SEAL)